Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200

VIVUS ANNOUNCES POSITIVE PHASE 3 RESULTS OF AVANAFIL IN RADICAL PROSTATECTOMY PATIENTS

Top-line Results Show Significant Improvement in Erectile Function in Difficult-to-Treat Patients

MOUNTAIN VIEW, Calif., May 25, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive results from a phase 3, placebo-controlled clinical trial of the investigational drug avanafil for the treatment of erectile dysfunction (ED) in patients following a radical prostatectomy. The study (REVIVE-RP, TA-303) met all primary endpoints by demonstrating improvement from baseline in erectile function as measured by the Sexual Encounter Profile (both SEP2 and SEP3) and improvements in the International Index of Erectile Function (IIEF). The detailed results of the study will be presented on June 17, 2011 at the Cancer Survivorship and Sexual Health Symposium in Washington, DC.

“Patients who have undergone a radical prostatectomy often have significant erectile dysfunction.  Despite advancements in surgery, it can take several months or years to normalize erections.  Radical prostatectomy patients are difficult to treat but the positive results of avanafil in these patients suggest that, if approved, avanafil could be an attractive treatment option,” commented John Mulhall, M.D., Director, Male Sexual & Reproductive Medicine Program, Memorial Sloan Kettering Cancer Center and an investigator in the study. “The trial met all the primary endpoints and detailed results of the study will be presented during the upcoming Cancer Survivorship Symposium to be held in Washington DC.”

Consistent with other avanafil clinical studies, successful intercourse as measured by SEP 3 was observed as early as 15 minutes after the administration of avanafil. The most common side effects were headache, flushing and nasopharyngitis, and dropouts due to adverse events were low.  There were no serious adverse events reported in the study.

The results of the TA-303 study are not required for the avanafil New Drug Application (NDA), but the final study report will be submitted to the FDA upon completion.  VIVUS expects to file the NDA for avanafil in the second quarter of 2011.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   www.vivus.com

About the Study

TA-303 was a randomized, double-blind, placebo-controlled, parallel group, multicenter study of the safety and efficacy of avanafil in the treatment of erectile dysfunction following bilateral, nerve-sparing, radical prostatectomy in 298 men with ED.  On average, subjects entering the study were 58 years old, 19 months past their surgery dates and diagnosed with severe ED.  Subjects were randomized to 100mg or 200mg avanafil or placebo and were instructed to take one dose of study drug 30 minutes prior to initiation of sexual activity.  The study had a four-week run-in period followed by 12 weeks of treatment.  The primary endpoints of the study were improvement in erectile function as measured by the SEP2 and SEP3 and improvements in the EF-Domain of the IIEF score; secondary endpoints included patient satisfaction with erections and with sexual experience.

About the Avanafil Phase 3 Program

In addition to TA-303, the avanafil phase 3 program consists of three pivotal studies:  TA-301 (REVIVE), TA-302 (REVIVE-Diabetes), and TA-314. TA-301 and TA-302 were randomized, double-blind, placebo-controlled phase 3 studies of avanafil in 646 and 390 men, respectively, with a history of ED for at least six months. Each of these trials had a similar trial design with patients undergoing a four-week, non-treatment run-in period followed by 12 weeks of treatment. Primary endpoints of the studies are improvement in erectile function as measured by the Sexual Encounter Profile (SEP) and improvements in the EF Domain score of the International Index of Erectile Function (IIEF). In both the TA-301 and TA-302 studies, all doses of avanafil met the primary endpoints, with successful intercourse achieved by some subjects as early as 15 minutes after dosing. TA-314 was an open label, long-term safety and efficacy study required as part of the NDA.  In TA-314, patients also had significant improvement in erectile function that was maintained for up to 52 weeks as measured by SEP2, SEP3 and the IIEF.  In total, the phase 3 avanafil clinical program randomized approximately 1,350 subjects.

About Avanafil

Avanafil is an investigational oral medication being developed for the treatment of erectile dysfunction.  Avanafil is a highly selective phosphodiesterase type 5 (PDE5) inhibitor licensed from Mitsubishi Tanabe Pharma Corporation. With the exception of certain Asian Pacific Rim countries, VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, QNEXA®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial QNEXA NDA on October 28, 2010. QNEXA is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has completed phase 3 development with avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   www.vivus.com

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the QNEXA End-of-Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s QNEXA CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the QNEXA MAA; substantial competition; the impact on future sales based on specific indication and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL on QNEXA or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   www.vivus.com